EXHIBIT 99.1

Royal Gold Announces Sale of its Ownership Interest in the Peak Gold Project

DENVER, COLORADO. SEPTEMBER 30, 2020: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that the Company has entered into an agreement to sell its ownership interest in the Peak Gold Project in Tok, Alaska and its common share position in Contango Ore, Inc. (OTC: CTGO) (“Contango”) for total cash consideration of $61.3 million and increased royalty interests.  All conditions precedent to closing have been satisfied and the transactions are expected to close on or before October 1, 2020.

Royal Gold has agreed to complete two transactions with an affiliate of Kinross Gold Corporation (“Kinross”) for the following cash consideration:

●	$49.2 million in return for the sale of its 40% membership interest in Peak Gold, LLC, the owner of the Peak Gold Project; and,
●	$12.1 million in return for the sale of Royal Gold’s entire holding of 809,744 common shares of Contango, Royal Gold’s partner in Peak Gold, LLC.

After completion of these transactions, and the concurrent transactions announced between Kinross and Contango, the Peak Gold Project will be owned 70% by Kinross and 30% by Contango, with Kinross as the project operator.

In addition to the cash consideration, Royal Gold will receive increased royalty interests as follows:

●	An incremental 28% net smelter return royalty on silver produced from an area of interest which includes the current resource area. Peak Gold, LLC, retains the right to acquire 50% of this royalty for consideration of $4 million; and,
●	An incremental 1% net smelter return royalty on certain State of Alaska mining claims to be spun out of the land package owned by Peak Gold, LLC, to Contango, increasing Royal Gold’s royalty on this area from 2% to 3%.

“This transaction allows Royal Gold to focus on its core royalty and streaming business,” commented Bill Heissenbuttel, President and CEO of Royal Gold.  “While the Peak Gold Project is a non-core asset to Royal Gold, it is one of the most interesting emerging gold projects in the United States.  We developed a strong working relationship with Chief Michael Sam, the Tetlin Village Council and the Tetlin people over the past several years, and we are confident that Kinross’ experience and record of responsible mining in Alaska positions them as the ideal operator to advance the project to production.  We will retain exposure to the project in a form that is more consistent with our core business through our existing 3% NSR royalty on all metals and the incremental 28% NSR royalty on silver in the current resource area, and the higher 3% NSR royalty on all metals on the exploration properties owned by Contango.  Kinross expects to integrate the Peak Gold Project with their existing Fort Knox operation, which should simplify permitting and development and thereby further enhance the value of these royalty interests to Royal Gold, and the increased royalty interest in the spun-out exploration ground will provide continued exposure to exploration success on a substantial and prospective land package without further active involvement from Royal Gold.”

Advisors

Scotiabank acted as financial advisor, and Hogan Lovells LLP acted as counsel to Royal Gold on the transaction.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests.  As of June 30, 2020, the Company owned interests on 187 properties on five continents, including interests on 41 producing mines and 17 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the expected closing of the transaction; the impact of the transaction on Royal Gold; the value of the royalty interests to Royal Gold; and plans for Kinross’s development, permitting, and operation of the Peak Gold Project.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a low-price environment for gold or other metals; development, permitting, and operating activities relating to the Peak Gold Project; adverse economic and market conditions; changes in laws or regulations; the impacts of the COVID-19 pandemic; and other factors described in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2020. Most of these factors are beyond our ability to predict or control.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.